EXHIBIT 23.1

OWENS-ILLINOIS, INC.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sixth Amended and Restated Owens-Illinois, Inc. Stock Purchase and Savings Program and the Fifth Amended and Restated Owens-Illinois, Inc. Long-Term Savings Plan of our reports dated February 10, 2010, with respect to the consolidated financial statements and financial statement schedule of Owens-Illinois, Inc. and the effectiveness of internal control over financial reporting of Owens-Illinois, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Toledo, Ohio
October 28, 2010